                                   EXHIBIT 11


                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE


                                                               Years ended June 30,
                                                               --------------------
                                                                2002           2001
                                                            -------------  ------------
Net loss                                                    $( 4,729,072)  ( 3,598,543)
                                                            =============  ============

Weighted average number of common shares outstanding          56,194,682    51,147,026

Common equivalent shares representing shares issuable upon
  exercise of outstanding options and warrants                         -             -
                                                            -------------  ------------
                                                              56,194,682    51,147,026
                                                            =============  ============

Basic and diluted loss per share:
    Loss from continuing operations                         $(      0.08)  (      0.06)
    Extraordinary loss                                                 -   (      0.01)
                                                            -------------  ------------
                                                            $(      0.08)  (      0.07)
                                                            =============  ============
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Stock options and warrants are not considered in the calculations as the impact of the potential common shares (10,822,661 shares at June 30, 2002 and 9,022,661 shares at June 30, 2001) would be to decrease loss per share.


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